UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT
                              OF 1934

                      AMKOR TECHNOLOGY, INC.
                         (Name of Issuer)

              COMMON STOCK, PAR VALUE $.001 PER SHARE
                  (Title of class of securities)
                             031652100
                          (CUSIP Number)

                          April 30, 1998
      (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      /__/ Rule 13d-1(b)
      /__/ Rule 13d-1(c)
      /X/  Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.    NAME OF REPORTING PERSON
      The Group composed of the following persons:
           1.   James J. Kim
           2.   Agnes C. Kim
           3.   David D. Kim, as Trustee
           4.   Susan Y. Kim, as Trustee
           5.   John T. Kim, as Trustee
           6.   John F.A. Earley, as Trustee
           7.   David D. Kim Trust
           8.   John T. Kim Trust
           9.   Susan Y. Kim Trust
           10.  Trust of Susan Y. Kim dated 4/16/98 for the
                    benefit of Alexandra Panichello
           11   Trust of Susan Y. Kim dated 4/16/98 for the
                    benefit of Jacqueline Panichello

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /__/      (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Not applicable; not organized

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           73,525,003 shares, or 62.4% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           73,525,003 shares, or 62.4% of the common stock outstanding

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      73,525,003 shares of common stock

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES    /__/


11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      62.4% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (OO)

1.    NAME OF REPORTING PERSON
      James J. Kim

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           13,764,123 shares, or 11.7% of the common stock outstanding

      6.   SHARED VOTING POWER
           18,510,877 shares, or 15.7% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           13,764,123 shares, or 11.7% of the common stock outstanding

      8.   SHARED DISPOSITIVE POWER
           18,510,877 shares, or 15.7% of the common stock outstanding

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      32,275,000 shares of common stock

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES    /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      27.4% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (IN)

1.    NAME OF REPORTING PERSON
      Agnes C. Kim

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           18,510,877 shares, or 15.7% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           18,510,877 shares, or 15.7% of the common stock outstanding

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      18,510,877 shares of common stock


10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES    /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      15.7% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (IN)

1.    NAME OF REPORTING PERSON
      David D. Kim, as Trustee

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           13,750,001 shares, or 11.7% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           13,750,001 shares, or 11.7% of the common stock outstanding

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      13,750,001 shares of common stock

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES    /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      11.7% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (IN)

1.    NAME OF REPORTING PERSON
      Susan Y. Kim, as Trustee

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           8,200,000 shares, or 7.0% of the common stock outstanding

      6.   SHARED VOTING POWER
           33,050,003 shares, or 28.0% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           8,200,000 shares, or 7.0% of the common stock outstanding

      8.   SHARED DISPOSITIVE POWER
           33,050,003 shares, or 28.0% of the common stock outstanding

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      41,250,003 shares of common stock

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES    /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      35.0% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (IN)

1.    NAME OF REPORTING PERSON
      John T. Kim, as Trustee

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           19,300,002 shares, or 16.4% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           19,300,002 shares, or 16.4% of the common stock outstanding

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      19,300,002 shares of common stock


10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES    /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      16.4% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (IN)

1.    NAME OF REPORTING PERSON
      John F.A. Earley, as Trustee

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           33,050,003 shares, or 28.0% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           33,050,003 shares, or 28.0% of the common stock outstanding

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      33,050,003 shares of common stock

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES    /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      28.0% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (IN)

1.    NAME OF REPORTING PERSON
      David D. Kim Trust

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           13,750,001 shares, or 11.7% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           13,750,001 shares, or 11.7% of the common stock outstanding

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      13,750,001 shares of common stock

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES    /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      11.7% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (OO)

1.    NAME OF REPORTING PERSON
      John T. Kim Trust

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           13,750,001 shares, or 11.7% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           13,750,001 shares, or 11.7% of the common stock outstanding

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      13,750,001 shares of common stock

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES    /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      11.7% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (OO)

ITEM 1.    (a)  Name of Issuer
                Amkor Technology, Inc.

           (b)  Address of Issuer's Principal Executive Offices
                1345 Enterprise Drive, West Chester, PA 19380

ITEM 2.    (a)  Name of Person Filing
                The Group composed of the following persons:
                1.   James J. Kim
                2.   Agnes C. Kim
                3.   David D. Kim, as Trustee
                4.   Susan Y. Kim, as Trustee
                5.   John T. Kim, as Trustee
                6.   John F.A. Earley, as Trustee
                7.   David D. Kim Trust
                8.   John T. Kim Trust
                9.   Susan Y. Kim Trust
                10.  Trust of Susan Y. Kim dated 4/16/98 for the
                         benefit of Alexandra Panichello
                11.  Trust of Susan Y. Kim dated 4/16/98 for the
                         benefit of Jacqueline Panichello

           (b)  Address of Principal Business Office, or if none, Residence
                For each reporting person:    1345 Enterprise Drive
                                              West Chester, PA 19380

           (c)  Citizenship
                Not Applicable

           (d)  Title of Class of Securities
                Common Stock, par value $.001 per share

           (e)  CUSIP Number
                031652100

ITEM 2.    (a)  Name of Person Filing
                James J. Kim

           (b) Address of Principal Business Office, or if none, Residence 1345 Enterprise Drive
                West Chester, PA 19380

           (c)  Citizenship
                United States Citizen

           (d)  Title of Class of Securities
                Common Stock, par value, $.001 per share

           (e)  CUSIP Number
                031652100

ITEM 2.    (a)  Name of Person Filing
                Agnes C. Kim

           (b) Address of Principal Business Office, or if none, Residence 1345 Enterprise Drive
                West Chester, PA 19380

           (c)  Citizenship
                United States Citizen

           (d)  Title of Class of Securities
                Common Stock, par value $.001 per share

           (e)  CUSIP Number
                031652100

ITEM 2.    (a)  Name of Person Filing
                David D. Kim, as Trustee

           (b) Address of Principal Business Office, or if none, Residence 1345 Enterprise Drive
                West Chester, PA 19380

           (c)  Citizenship
                United States Citizen

           (d)  Title of Class of Securities
                Common Stock, par value $.001 per share

           (e)  CUSIP Number
                031652100

ITEM 2.    (a)  Name of Person Filing
                Susan Y. Kim, as Trustee

           (b) Address of Principal Business Office, or if none, Residence 1345 Enterprise Drive
                West Chester, PA 19380

           (c)  Citizenship
                United States Citizen

           (d)  Title of Class of Securities
                Common Stock, par value $.001 per share

           (e)  CUSIP Number
                031652100

ITEM 2.    (a)  Name of Person Filing
                John T. Kim, as Trustee

           (b) Address of Principal Business Office, or if none, Residence 1345 Enterprise Drive
                West Chester, PA 19380

           (c)  Citizenship
                United States Citizen

           (d)  Title of Class of Securities
                Common Stock, par value $.001 per share

           (e)  CUSIP Number
                031652100


ITEM 2.    (a)  Name of Person Filing
                John F.A. Earley, as Trustee

           (b) Address of Principal Business Office, or if none, Residence 1345 Enterprise Drive
                West Chester, PA 19380

           (c)  Citizenship
                United States Citizen

           (d)  Title of Class of Securities
                Common Stock, par value $.001 per share

           (e)  CUSIP Number
                031652100

ITEM 2.    (a)  Name of Person Filing
                David D. Kim Trust

           (b) Address of Principal Business Office, or if none, Residence 1345 Enterprise Drive
                West Chester, PA 19380

           (c)  Organization
                Organized in the Commonwealth of Pennsylvania

           (d)  Title of Class of Securities
                Common Stock, par value $.001 per share

           (e)  CUSIP Number
                031652100


ITEM 2.    (a)  Name of Person Filing
                John T. Kim Trust

           (b) Address of Principal Business Office, or if none, Residence 1345 Enterprise Drive
                West Chester, PA 19380

           (c)  Organization
                Organized in the Commonwealth of Pennsylvania

           (d)  Title of Class of Securities
                Common Stock, par value $.001 per share

           (e)  CUSIP Number
                031652100

ITEM 3.    Not Applicable

ITEM 4.    OWNERSHIP
           1.   (a)  Amount Beneficially Owned
                     For each reporting person, see response to Row 9
                              on cover page

                (b)  Percent of Class
                     For each reporting person, see response to Row 11
                              on cover page

                (c)  Number of shares as to which such person has:
                     (i)  Sole power to vote or to direct the vote:
                          For each reporting person, see response
                              to Row 5 on cover page

                     (ii) Shared power to vote or to direct the vote:
                          For each reporting person, see response
                              to Row 6 on cover page

                     (iii)Sole power to dispose or to direct the disposition of:
                          For each reporting person, see response
                          to Row 7 on cover page

                     (iv) Shared power to dispose or to direct the
                              disposition of:
                              For each reporting person, see response
                              to Row 8 on cover page

Each reporting person states that the filing of this statement on
Schedule 13G shall not be construed as an admission that such reporting person is, for the purposes of section 13(d) or 13(g) of the Act, the beneficial owner of the shares of common stock reported as beneficially owned by the other reporting persons in this statement on Schedule 13G.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
           Not Applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
           ANOTHER PERSON
           Not Applicable

ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
           WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
           PARENT HOLDING COMPANY
           Not Applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
           GROUP
           See Exhibit A, attached hereto.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP
           Not Applicable

ITEM 10.   CERTIFICATION
This statement on Schedule 13G is filed on behalf of each of the undersigned persons. After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned persons certifies that the information set forth in this statement is true, complete and correct in so far as the information pertains to the undersigned.

          /s/  James J. Kim*                    February 16, 1999
          James J. Kim

          /s/ Agnes C. Kim*                     February 16, 1999
          Agnes C. Kim

          /s/ David D. Kim*                     February 16, 1999
          David D. Kim, as Trustee

          /s/ John T. Kim*                      February 16, 1999
           John T. Kim, as Trustee

          /s/ John F.A. Earley*                 February 16, 1999
          John F.A. Earley, as Trustee

          /s/ Susan Y. Kim*                     February 16, 1999
          Susan Y. Kim, as Trustee

          David D. Kim Trust                    February 16, 1999
          By: /s/ David D. Kim*
          David D. Kim, as Trustee

          John T. Kim Trust                     February 16, 1999
          By:  /s/ John T. Kim*
          John T. Kim, as Trustee

          *    /s/ MEMMA S. KILGANNON            February 16, 1999
               Memma S. Kilgannon, as attorney-in-fact
               for each reporting person indicated,
               pursuant to powers-of-attorney
               previously filed with the U.S.
               Securities and Exchange Commission.

                            EXHIBIT A

This Agreement made by the undersigned persons certifies that each undersigned person agrees that the statement on Schedule 13G to which this Exhibit A is attached is filed on behalf of each of them. The "Group" (as defined in Rule 13d-5(b) is composed of the following persons:

           James J. Kim
           Agnes C. Kim
           David D. Kim, as Trustee
           Susan Y. Kim, as Trustee
           John T. Kim, as Trustee
           John F.A. Earley, as Trustee
           David D. Kim Trust
           John T. Kim Trust
           Susan Y. Kim Trust
           Trust of Susan Y. Kim dated 4/16/98 held for the
               benefit of Alexandra Panichello; and
           Trust of Susan Y. Kim dated 4/16/98 held for the benefit of Jacqueline Panichello

Each undersigned further agrees the information as it pertains to each undersigned is accurate and complete and that each undersigned has no knowledge or reason to believe that information as it relates to the other persons making this filing is inaccurate.

           /s/ James J. Kim*                        February 16, 1999
           James J. Kim

           /s/ Agnes C. Kim*                        February 16, 1999
           Agnes C. Kim

           /s/ David D. Kim*                        February 16, 1999
           David D. Kim, as Trustee

           /s/ John T. Kim*                         February 16, 1999
           John T. Kim, as Trustee

           /s/ John F.A. Earley*                    February 16, 1999
           John F.A. Earley, as Trustee

           /s/ Susan Y. Kim*                        February 16, 1999
           Susan Y. Kim, as Trustee

           David D. Kim Trust                       February 16, 1999
           By:  /s/ David D. Kim*
           David D. Kim, as Trustee

           John T. Kim Trust                        February 16, 1999
           By:  /s/ John T. Kim*
           John T. Kim, as Trustee

           *    /s/  MEMMA S. KILGANNON             February 16, 1999
                Memma S. Kilgannon, as attorney-in-fact
                for each reporting person indicated,
                pursuant to powers-of-attorney
                previously filed with the U.S.
                Securities and Exchange Commission.


a:amk-13.txt